EXHIBIT 1

OPTION AGREEMENT

THIS AGREEMENT made as of this 13th day of March, 2008, by and between Software People LLC, a Wyoming limited liability company, Trans Global Media LLC, a Wyoming limited liability company, Broadcaster LLC, a Nevada limited liability company and Accessmedia Technologies LLC, a Wyoming limited liability company (the four limited liability companies being hereinafter referred to as the “LLCs” and having an address at 9201 Oakdale Avenue, Suite 201, Chatsworth, California 91311), and Martin R. Wade, III, an individual residing at 421 Berkley Road, Stone Harbor,, New Jersey 08247 (hereinafter referred to as the “Grantee”).

W I T N E S S E T H

WHEREAS, Software People LLC, Trans Global Media LLC, Broadcaster LLC and Accessmedia Technologies LLC each respectively own 2,320,000, 2,320,000, 4,040,000 and 1,160,000 shares of the common stock of Broadcaster, Inc. (the “Company”) (All of the shares set forth in this paragraph are hereinafter referred to as the “Shares”);

WHEREAS, the LLCs have determined to grant to the Grantee an Option to purchase the Shares in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the LLCs and the Grantee do hereby agree as follows:

1.

The LLCs hereby grant to the Grantee an option (hereinafter referred to as the “Option”) to purchase from each, upon the terms and conditions hereinafter set forth, the Shares for a purchase price of $.25 per share. Grantee hereby delivers to One Thousand Dollars ($1,000) in consideration for the granting of the Option.

2.

The Option shall terminate three years from the date of this Agreement.

3.

The Option may be exercised, in whole or in part, by the delivery by the Grantee (or his legal representative) of written notice to the LLCs, at the mailing address listed above personally or by certified mail. Payment for the Shares shall be in certified or cashier’s check or personal check, or, such other form of payment acceptable to the LLCs.

4.

If the Shares outstanding are changed in number of class by reason of a split-up, merger, consolidation, recapitalization, reorganization, reclassification, or any capital adjustment; including a distribution of Shares, an appropriate adjustment shall be made in the number of Shares or other securities as to which the Option, or any thereof then unexercised, shall be exercisable and the option price per share thereof. Adjustments under this Paragraph 4 shall be made in an equitable manner by the Board of Directors of the Company, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. If any distribution is made to the LLCs in the form of securities of the Company, the securities shall be deemed to be Shares and shall be subject to the terms of this Agreement.

5.

The Grantee shall have no rights as a shareholder with respect to the Shares covered by the Option other than the rights set forth in the Voting Trust Agreement dated as of the date hereof between the LLCs and Grantee until payment for such Shares shall have been made in full and until the date of the issuance to him of a certificate for such Shares.

6.

Nothing herein contained shall impose any obligations upon the Grantee to exercise the Option or any part thereof.

7.

Unless the Shares to be acquired pursuant to the exercise of the Option shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”), prior to such exercise, each notice of the exercise of the Option shall include a representation that any of the Option Shares purchased shall be acquired for investment only and not with a view to, or for sale in connection with, any public distribution, and that any subsequent resale of any of such Shares either shall be made pursuant to a registration statement under the Securities Act which has become effective and is current with regard to the Shares being sold, or shall be made pursuant to an exemption from registration under the Securities Act. In addition, the certificates representing such Shares shall bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

8.

The Option shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge except by will or by the laws of descent and distribution. The Option shall be exercisable during the Grantee’s lifetime solely by the Grantee and after his death, solely by his duly qualified personal representative or representatives. This Agreement shall be binding upon the personal representatives, heirs and distributes of the Grantee. No amendment or alteration of the terms of this Option shall be valid unless made in writing and signed by both of the parties hereto.

9.

This Option shall be governed in all respects by the laws of the State of California.

10.

This Option contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

11.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or sent by certified mail to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Martin R. Wade, III
Martin R. Wade, III

Software People LLC

By:	/s/ Nolan Quan
Nolan Quan, as managing member

Trans Global Media LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member

Broadcaster LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member

Accessmedia Technologies LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member